Exhibit 107

Filing Fee Tables

FORM S-1
(Form Type)

AMERICAN ONCOLOGY NETWORK, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share issuable upon exercise of warrants (Primary Offering) (3)	457(g)	14,450,833	$11.50	$166,184,580	$0.0001476		$24,528.85
Equity	Common Stock (Secondary Offering)(2)	457(c)	51,161,832	$6.35	$324,877,633	$0.0001476		$47,951.94
Equity	Warrants to purchase shares of common stock (Secondary Offering)(3)	457(g)	6,113,333	$—	$—	$—	$	—(4)

		Total Offering Amounts			$491,062,213			$72,480.79
		Total Fees Previously Paid				$—
		Total Fee Offsets
		Net Fee Due						$72,480.79

(1)
In addition to the shares of Common Stock set forth in this table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers such indeterminate number of shares of Common Stock as may become issuable after the date hereof as a result of stock splits, stock dividends, or pursuant to the anti-dilution adjustment provisions of the Warrants registered hereby.

(2)
Consists of (i) 8,337,500 shares of Class A Common Stock held by the Sponsors of Digital Transformation Opportunities Corp. (“DTOC”) (such shares, the “Founder Shares”) which were issued upon the conversion of the Founder Shares, which includes up to 2,918,125 shares of Class A Common Stock (that may be issued from time to time upon achievement of certain stock price thresholds) to affiliates of the Company in connection with the earnout provisions set forth in the Sponsor Support Agreement (the “Earnout Shares”); (ii) 28,109,796 shares of the Class A Common Stock issued in connection with the exchange or redemption of AON LLC Common Units (“Common Units”) and Class B Common Stock issued or Warrants to convert into Class B Common Stock pursuant to the terms of AON LLC’s Amended and Restated LLC Agreement or Amended and Restated Company Certificate of Incorporation, as applicable (collectively, the “Exchange Shares”); (iii) 8,601,203 shares of Class A Common Stock issuable upon conversion of shares of Series A Preferred Stock, including an assumed amount of non-cash dividends that may accrue on the shares of Series A Preferred Stock and increase the number of shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to their terms; and (iv) 6,113,333 shares of Class A Common Stock underlying the private placements warrants.

(3)	Consists of 6,113,333 private placement warrants.

(4)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the warrants and the entire fee is allocated to the underlying Class A Common Stock.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A